EXHIBIT 99.1

Zoetis Announces First Quarter 2022 Results
•Reports Revenue of $2.0 Billion, Growing 6%, and Net Income of $595 Million, or $1.26 per Diluted Share, Increasing 6% and 8%, Respectively, on a Reported Basis for First Quarter 2022
•Delivers 9% Operational Growth in Revenue and 8% Operational Growth in Adjusted Net Income for First Quarter 2022
•Reports Adjusted Net Income of $625 Million, or Adjusted Diluted EPS of $1.32, for First Quarter 2022
•Updates Full Year 2022 Revenue Guidance to $8.225 - $8.375 Billion, with Diluted EPS of $4.65 to $4.77 on a Reported Basis, or $4.99 to $5.09 on an Adjusted Basis, Due to the Negative Impact of Foreign Exchange Rates

PARSIPPANY, N.J. – May 5, 2022 – Zoetis Inc. (NYSE: ZTS) today reported its financial results for the first quarter of 2022 and updated its guidance for full year 2022 due to the negative impact of recent changes in foreign exchange rates. The updated guidance reflects the same operational growth rates for revenue and adjusted net income as stated in the company’s previous guidance for 2022.

The company reported revenue of $2.0 billion for the first quarter of 2022, an increase of 6% compared with the first quarter of 2021. Net income for the first quarter of 2022 was $595 million, or $1.26 per diluted share, an increase of 6% and 8%, respectively, on a reported basis.

Adjusted net income1 for the first quarter of 2022 was $625 million, or $1.32 per diluted share, an increase of 4% and 5%, respectively, on a reported basis. Adjusted net income for the first quarter of 2022 excludes the net impact of $30 million for purchase accounting adjustments, acquisition-related costs and certain significant items.

On an operational2 basis, revenue for the first quarter of 2022 increased 9%, excluding the impact of foreign currency. Adjusted net income for the first quarter of 2022 increased 8% operationally, excluding the impact of foreign currency.

EXECUTIVE COMMENTARY
“Zoetis delivered another strong quarter, with 9% operational revenue growth and 8% operational growth in adjusted net income, driven by the strength of our companion animal portfolio,” said Zoetis Chief Executive Officer Kristin Peck. “Our strength across parasiticides, dermatology products,
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monoclonal antibodies for pain and diagnostics are all capitalizing on the marriage of positive trends in petcare with the customer-driven science coming from Zoetis."

“As we look at the rest of the year, we are updating our guidance to reflect the negative impact of recent changes to foreign exchange rates, but this has no impact on our previous operational growth rates and assumptions for the year. Even as we face uncertainties related to the war in Ukraine, COVID-19 lockdowns, inflation and ongoing supply chain constraints, we remain confident in the underlying strength and performance of our business. Our diverse portfolio, global scale, talented colleagues and continuous innovations remain the foundation of our long-term success and durability.”

QUARTERLY HIGHLIGHTS
Zoetis organizes and manages its commercial operations across two segments: United States (U.S.) and International. Within these segments, the company delivers a diverse portfolio of products for companion animals and livestock, tailored to local trends and customer needs. In the first quarter of 2022:
•Revenue in the U.S. segment was $1.020 billion, an increase of 9% compared with the first quarter of 2021. Sales of companion animal products increased 18%, driven by growth across the company’s parasiticide portfolio, primarily from sales of Simparica Trio®. The key dermatology portfolio also significantly contributed to growth across both the Apoquel® and Cytopoint® brands. Sales of livestock products declined 11% in the quarter. Sales of cattle products declined as a result of generic competition for Draxxin® and unfavorable conditions in beef and dairy markets, including increased input costs and dry weather conditions. The company’s poultry portfolio declined due to the expanded use of lower cost alternatives and generic competition for Zoamix®, the company’s alternative to antibiotics in medicated feed additives. Sales of swine products grew slightly as a result of favorable market conditions for producers and increased disease prevalence.

•Revenue in the International segment was $948 million, an increase of 3% on a reported basis and an increase of 8% operationally compared with the first quarter of 2021. Sales of companion animal products increased 17% on a reported basis and 23% operationally. Growth resulted from increased sales of the company’s key dermatology portfolio across both the Apoquel and Cytopoint brands, as well as the recently launched monoclonal antibody products for osteoarthritis pain, Librela® and Solensia®. Sales in the Simparica portfolio, including Simparica Trio, also contributed to growth in the quarter. Sales of livestock products declined 9% on a reported basis and declined 3% operationally. Sales of swine products decreased in the quarter as a result of falling pork prices due to an increased supply in China and a comparative period when pork prices were at an all-time high. Growth in the company’s fish portfolio was primarily the result of increased sales of the Alpha Flux® sea lice treatment product and Alpha Ject® LiVac SRS vaccine in Chile. Sales of cattle products grew due to favorable market conditions and price in key markets, including Brazil and Australia, as well as demand generation efforts in emerging markets such as Turkey and China. Growth in the poultry portfolio was primarily due to market growth, demand generation efforts and supply recovery in Australia, Mexico and Brazil.
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INVESTMENTS IN GROWTH
Zoetis continues to gain market approvals and introduce lifecycle innovations for key brands. On the companion animal side of the business, the company received approval in Australia for Solensia (frunevetmab), the first injectable monoclonal antibody (mAb) for the alleviation of pain associated with osteoarthritis (OA) in cats; it is also approved in the U.S., the European Union (EU), the U.K., Canada and Switzerland. Another mAb therapy, Cytopoint (lokivetmab), received a claim extension in Canada. Previously approved for the treatment of atopic dermatitis in dogs, the product is now approved for allergic dermatitis as well.

On the livestock side of the business, Zoetis enhanced its cattle vaccine portfolio with approval in the U.S. of Protivity®, the first modified live vaccine to offer protection against Mycoplasma bovis, providing cattle producers and veterinarians with broader overall protection against bovine respiratory disease (BRD). The company also gained approval in Brazil for Draxxin KP (tulathromycin ketoprofen). This injectable, also for the treatment of BRD, combines the antimicrobial properties of Draxxin with the nonsteroidal anti-inflammatory (NSAID) Ketoprofen to rapidly reduce fever in a single dose. It is also approved in the U.S., Canada, the EU (where it is known as Draxxin Plus), Australia and Mexico. In poultry, the company received approval in Brazil for Poulvac® Procerta™ HVT-IBD. Also approved in the U.S. and Canada, this recombinant vector vaccine provides early protection against Marek’s disease and the contemporary infectious bursal disease (IBD) viruses in chickens.

In Diagnostics, Zoetis announced the addition of artificial intelligence (AI) blood smear testing to its multi-purpose platform, Vetscan Imagyst™. Introduced in September 2020, Vetscan Imagyst is a first-of-its-kind technology with a multitude of applications, including AI fecal analysis, digital cytology image transfer and now AI blood smear – helping veterinarians broaden in-clinic diagnostic offerings to provide the best possible care for dogs and cats.

FINANCIAL GUIDANCE
Zoetis is updating its full year 2022 guidance due to the negative impact of recent changes to foreign exchange rates, and this includes:
•Revenue between $8.225 billion to $8.375 billion
•Reported diluted EPS between $4.65 to $4.77
•Adjusted diluted EPS between $4.99 to $5.09

This guidance reflects foreign exchange rates as of late April. Additional details on guidance are included in the financial tables and will be discussed on the company's conference call this morning.
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WEBCAST & CONFERENCE CALL DETAILS
Zoetis will host a webcast and conference call at 8:30 a.m. (ET) today, during which company executives will review first quarter 2022 results, discuss financial guidance and respond to questions from financial analysts. Investors and the public may access the live webcast by visiting the Zoetis website at http://investor.zoetis.com/events-presentations. A replay of the webcast will be archived and made available on May 5, 2022.

About Zoetis
As the world’s leading animal health company, Zoetis is driven by a singular purpose: to nurture our world and humankind by advancing care for animals. After 70 years innovating ways to predict, prevent, detect, and treat animal illness, Zoetis continues to stand by those raising and caring for animals worldwide -- from livestock farmers to veterinarians and pet owners. The company’s leading portfolio and pipeline of medicines, vaccines, diagnostics and technologies make a difference in over 100 countries. A Fortune 500 company, Zoetis generated revenue of $7.8 billion in 2021 with approximately 12,100 employees. For more information, visit www.zoetis.com.
1 Adjusted net income and its components and adjusted diluted earnings per share (non-GAAP financial measures) are defined as reported net income and reported diluted earnings per share, excluding purchase accounting adjustments, acquisition-related costs and certain significant items.
2 Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

DISCLOSURE NOTICES
Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to: business plans or prospects, future operating or financial performance, future guidance, future operating models; disruptions in our global supply chain; R&D costs; timing and likelihood of success; expectations regarding products, product approvals or products under development, expected timing of product launches; the impact of the coronavirus (COVID-19) global pandemic and any recovery therefrom on our business, supply chain, customers and employees; expectations regarding the performance of acquired companies and our ability to integrate new businesses; expectations regarding the financial impact of acquisitions; future use of cash, dividend payments and share repurchases; tax rate and tax regimes and any changes thereto; and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. Such risks and uncertainties may be amplified by the COVID-19 global pandemic and its potential
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impact on the global economy and our business. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

Use of Non-GAAP Financial Measures: We use non-GAAP financial measures, such as adjusted net income, adjusted diluted earnings per share and operational results (which exclude the impact of foreign exchange), to assess and analyze our results and trends and to make financial and operational decisions. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this press release should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliations of non-GAAP financial measures and the most directly comparable GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.zoetis.com.

Internet Posting of Information: We routinely post information that may be important to investors in the 'Investors' section of our website at www.zoetis.com, on our Facebook page at http://www.facebook.com/zoetis and on Twitter@zoetis. We encourage investors and potential investors to consult our website regularly and to follow us on Facebook and Twitter for important information about us.

Media Contacts:	Investor Contact:
Bill Price	Steve Frank
1-973-443-2742 (o)	1-973-822-7141 (o)
william.price@zoetis.com	steve.frank@zoetis.com

Kristen Seely
1-973-443-2777 (o)
kristen.seely@zoetis.com

ZTS-COR
ZTS-IR
ZTS-FIN
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ZOETIS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions of dollars, except per share data)

	Three Months Ended
	March 31,
	2022	2021	% Change
Revenue	$1,986	$1,871	6
Costs and expenses:
Cost of sales	569	549	4
Selling, general and administrative expenses	465	409	14
Research and development expenses	122	118	3
Amortization of intangible assets	41	40	3
Restructuring charges and certain acquisition-related costs	2	9	(78)
Interest expense, net of capitalized interest	53	57	(7)
Other (income)/deductions–net	7	2	*
Income before provision for taxes on income	727	687	6
Provision for taxes on income	133	129	3
Net income before allocation to noncontrolling interests	594	558	6
Less: Net loss attributable to noncontrolling interests	(1)	(1)	—
Net income attributable to Zoetis Inc.	$595	$559	6

Earnings per share—basic	$1.26	$1.18	7

Earnings per share—diluted	$1.26	$1.17	8

Weighted-average shares used to calculate earnings per share
Basic	472.2	475.5
Diluted	474.1	477.9

(a)    The condensed consolidated statements of income present the three months ended March 31, 2022 and 2021. Subsidiaries operating outside the United States are included for the three months ended February 28, 2022 and 2021.
* Calculation not meaningful.

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ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Three Months Ended March 31, 2022
	GAAP Reported(a)	Purchase Accounting Adjustments	Acquisition- Related Costs(1)	Certain Significant Items(2)	Non-GAAP Adjusted(b)
Cost of sales	$569	$(1)	$—	$(3)	$565
Gross profit	1,417	1	—	3	1,421
Selling, general and administrative expenses	465	(7)	—	—	458
Amortization of intangible assets	41	(32)	—	—	9
Restructuring charges and certain acquisition-related costs	2	—	(2)	—	—
Other (income)/deductions–net	7	—	—	3	10
Income before provision for taxes on income	727	40	2	—	769
Provision for taxes on income	133	10	1	1	145
Net income attributable to Zoetis	595	30	1	(1)	625
Earnings per common share attributable to Zoetis–diluted	1.26	0.06	—	—	1.32

	Three Months Ended March 31, 2021
	GAAP Reported(a)	Purchase Accounting Adjustments	Acquisition- Related Costs(1)	Certain Significant Items(2)	Non-GAAP Adjusted(b)
Cost of sales	$549	$(2)	$—	$(4)	$543
Gross profit	1,322	2	—	4	1,328
Selling, general and administrative expenses	409	(8)	—	—	401
Amortization of intangible assets	40	(34)	—	—	6
Restructuring charges and certain acquisition-related costs	9	—	(5)	(4)	—
Income before provision for taxes on income	687	44	5	8	744
Provision for taxes on income	129	10	1	2	142
Net income attributable to Zoetis	559	34	4	6	603
Earnings per common share attributable to Zoetis–diluted	1.17	0.07	0.01	0.01	1.26
(a)    The condensed consolidated statements of income present the three months ended March 31, 2022 and 2021. Subsidiaries operating outside the United States are included for the three months ended February 28, 2022 and 2021.
(b)    Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP adjusted net income and its components, and non-GAAP adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.
See Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for notes (1) and (2).

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ZOETIS INC.
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars)

(1)    Acquisition-related costs include the following:

	Three Months Ended
	March 31,
	2022	2021
Integration costs(a)	$2	$3
Restructuring charges(b)	—	2
Total acquisition-related costs—pre-tax	2	5
Income taxes(c)	1	1
Total acquisition-related costs—net of tax	$1	$4
(a)    Integration costs represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and the integration of systems and processes. Included in Restructuring charges and certain acquisition-related costs.
(b)    Represents exit and employee termination costs, included in Restructuring charges and certain acquisition-related costs.
(c)    Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate.

(2)    Certain significant items include the following:

	Three Months Ended
	March 31,
	2022	2021
Other restructuring charges and cost-reduction/productivity initiatives(a)	$2	$7
Certain asset impairment charges	—	1
Other	(2)	—
Total certain significant items—pre-tax	—	8
Income taxes(b)	1	2
Total certain significant items—net of tax	$(1)	$6
(a)    For the three months ended March 31, 2022, primarily represents product transfer costs, included in Cost of sales.
For the three months ended March 31, 2021, primarily represents product transfer costs, included in Cost of sales, and employee termination costs related to cost-reduction and productivity initiatives and the CEO transition, included in Restructuring charges and certain acquisition-related costs.
(b)    Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate.
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ZOETIS INC.
ADJUSTED SELECTED COSTS, EXPENSES AND INCOME(a)
(UNAUDITED)
(millions of dollars)

	Three Months Ended
	March 31,		% Change
	2022	2021	Total	Foreign Exchange	Operational(b)
Adjusted cost of sales	$565	$543	4%	(4)%	8%
as a percent of revenue	28.4%	29.0%	NA	NA	NA
Adjusted SG&A expenses	458	401	14%	(2)%	16%
Adjusted R&D expenses	122	118	3%	(1)%	4%
Adjusted net income attributable to Zoetis	625	603	4%	(4)%	8%

(a)    Adjusted cost of sales, adjusted selling, general, and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, and adjusted net income (non-GAAP financial measures) are defined as the corresponding reported U.S. GAAP income statement line items excluding purchase accounting adjustments, acquisition-related costs and certain significant items. These adjusted income statement line item measures are not, and should not be viewed as, substitutes for the corresponding U.S. GAAP line items. The corresponding GAAP line items and reconciliations of reported to adjusted information are provided in Condensed Consolidated Statements of Income and Reconciliation of GAAP Reported to Non-GAAP Adjusted Information.
(b)    Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

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ZOETIS INC.
2022 GUIDANCE

Selected Line Items (millions of dollars, except per share amounts)	Full Year 2022
Revenue	$8,225 to $8,375
Operational growth(a)	9% to 11%
Adjusted cost of sales as a percentage of revenue(b)	Approximately 29%
Adjusted SG&A expenses(b)	$2,050 to $2,100
Adjusted R&D expenses(b)	$535 to $555
Adjusted interest expense and other (income)/deductions-net(b)	Approximately $250
Effective tax rate on adjusted income(b)	Approximately 20%
Adjusted diluted EPS(b)	$4.99 to $5.09
Adjusted net income(b)	$2,365 to $2,420
Operational growth(a)(c)	10% to 13%
Certain significant items and acquisition-related costs(d)	$20 to $30

The guidance reflects foreign exchange rates as of late April 2022.
Reconciliations of 2022 reported guidance to 2022 adjusted guidance follows:

(millions of dollars, except per share amounts)	Reported	Certain significant items and acquisition-related costs(d)	Purchase accounting	Adjusted(c)
Cost of sales as a percentage of revenue	~ 29.2%	~ (0.1)%	~ (0.1)%	~ 29%
SG&A expenses	$2,080 to $2,130		~ $(30)	$2,050 to $2,100
R&D expenses	$537 to $557		~ $(2)	$535 to $555
Interest expense and other (income)/deductions-net	~ $250			~ $250
Effective tax rate	~ 20%			~ 20%
Diluted EPS	$4.65 to $4.77	$0.03 to $0.05	~ $0.29	$4.99 to $5.09
Net income attributable to Zoetis	$2,200 to $2,265	$20 to $30	~ $135	$2,365 to $2,420
(a)    Operational growth (a non-GAAP financial measure) excludes the impact of foreign exchange.
(b)    Adjusted net income and its components and adjusted diluted EPS are defined as reported U.S. GAAP net income and its components and reported diluted EPS excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted cost of sales, adjusted SG&A expenses, adjusted R&D expenses, and adjusted interest expense and other (income)/deductions-net are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. Despite the importance of these measures to management in goal setting and performance measurement, adjusted net income and its components and adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, adjusted net income and its components and adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Adjusted net income and its components and adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance. Adjusted net income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.
(c)    We do not provide a reconciliation of forward-looking non-GAAP adjusted net income operational growth to the most directly comparable U.S. GAAP reported financial measure because we are unable to calculate with reasonable certainty the foreign exchange impact of unusual gains and losses, acquisition-related expenses, potential future asset impairments and other certain significant items, without unreasonable effort. The foreign exchange impacts of these items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.
(d)    Primarily includes certain nonrecurring costs related to acquisitions and other charges.
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ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	Three Months Ended
	March 31,		% Change
	2022	2021	Total	Foreign Exchange	Operational(b)
Revenue:
Companion Animal	$1,263	$1,076	17%	(3)%	20%
Livestock	705	779	(9)%	(3)%	(6)%
Contract Manufacturing & Human Health	18	16	13%	(4)%	17%
Total Revenue	$1,986	$1,871	6%	(3)%	9%

U.S.
Companion Animal	$774	$658	18%	—%	18%
Livestock	246	275	(11)%	—%	(11)%
Total U.S. Revenue	$1,020	$933	9%	—%	9%

International
Companion Animal	$489	$418	17%	(6)%	23%
Livestock	459	504	(9)%	(6)%	(3)%
Total International Revenue	$948	$922	3%	(5)%	8%

Companion Animal:
Dogs and Cats	$1,199	$1,016	18%	(2)%	20%
Horses	64	60	7%	(3)%	10%
Total Companion Animal Revenue	$1,263	$1,076	17%	(3)%	20%

Livestock:
Cattle	$364	$399	(9)%	(4)%	(5)%
Swine	154	190	(19)%	(2)%	(17)%
Poultry	124	131	(5)%	(3)%	(2)%
Fish	44	37	19%	(4)%	23%
Sheep and other	19	22	(14)%	(6)%	(8)%
Total Livestock Revenue	$705	$779	(9)%	(3)%	(6)%

(a)    For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.
(b)    Operational revenue growth (a non-GAAP financial measure) is defined as revenue growth excluding the impact of foreign exchange.

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ZOETIS INC.
CONSOLIDATED REVENUE BY KEY INTERNATIONAL MARKETS
(UNAUDITED)
(millions of dollars)

	Three Months Ended
	March 31,		% Change
	2022	2021	Total	Foreign Exchange	Operational(a)
Total International	$947.5	$922.3	3%	(5)%	8%
Australia	64.9	57.1	14%	(7)%	21%
Brazil	76.8	73.6	4%	(4)%	8%
Canada	49.0	46.1	6%	—%	6%
Chile	41.2	34.0	21%	(7)%	28%
China	102.7	123.2	(17)%	1%	(18)%
France	31.9	34.9	(9)%	(7)%	(2)%
Germany	43.1	38.4	12%	(8)%	20%
Italy	30.4	25.1	21%	(9)%	30%
Japan	59.1	46.7	27%	(12)%	39%
Mexico	34.8	33.2	5%	(3)%	8%
Spain	33.4	31.2	7%	(8)%	15%
United Kingdom	63.5	69.1	(8)%	(1)%	(7)%
Other developed markets	115.2	111.2	4%	(5)%	9%
Other emerging markets	201.5	198.5	2%	(10)%	12%
(a)    Operational revenue growth (a non-GAAP financial measure) is defined as revenue growth excluding the impact of foreign exchange.

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ZOETIS INC.
SEGMENT(a) EARNINGS
(UNAUDITED)
(millions of dollars)

	Three Months Ended
	March 31,		% Change
	2022	2021	Total	Foreign Exchange	Operational(b)
U.S.:
Revenue	$1,020	$933	9%	—%	9%
Cost of Sales	185	184	1%	—%	1%
Gross Profit	835	749	11%	—%	11%
Gross Margin	81.9%	80.3%
Operating Expenses	165	131	26%	—%	26%
Other (income)/deductions-net	—	1	*	*	*
U.S. Earnings	$670	$617	9%	—%	9%

International:
Revenue	$948	$922	3%	(5)%	8%
Cost of Sales	265	282	(6)%	(6)%	—%
Gross Profit	683	640	7%	(5)%	12%
Gross Margin	72.0%	69.4%
Operating Expenses	145	130	12%	(6)%	18%
Other (income)/deductions-net	—	—	*	*	*
International Earnings	$538	$510	5%	(6)%	11%

Total Reportable Segments	$1,208	$1,127	7%	(3)%	10%

Other business activities(c)	(98)	(97)	1%
Reconciling Items:
Corporate(d)	(259)	(230)	13%
Purchase accounting adjustments(e)	(40)	(44)	(9)%
Acquisition-related costs(f)	(2)	(5)	(60)%
Certain significant items(g)	—	(8)	*
Other unallocated(h)	(82)	(56)	46%
Total Earnings(i)	$727	$687	6%
(a)    For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.
(b)    Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.
(c)    Other business activities reflect the research and development costs managed by our Research and Development organization as well as our contract manufacturing business and human health business.
(d)     Corporate includes, among other things, certain costs associated with information technology, administration expenses, interest expense, certain compensation costs, certain procurement costs, and other costs not charged to our operating segments.
(e)    Purchase accounting adjustments include certain charges related to the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment not charged to our operating segments.
(f)    Acquisition-related costs include costs associated with acquiring and integrating newly acquired businesses, such as transaction costs and integration costs.
(g)    Certain significant items includes substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include certain asset impairment charges, restructuring charges and implementation costs associated with a shift in our organizational structure and cost-reduction/productivity initiatives that are not associated with an acquisition, costs associated with operational efficiency initiatives and supply network strategy, and the impact of divestiture-related gains and losses.
(h)    Includes overhead expenses associated with our manufacturing and supply operations not directly attributable to an operating segment, as well as certain procurement costs.
(i)    Defined as income before provision for taxes on income.
* Calculation not meaningful.
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